SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MERCANTILE BANKSHARES CORPORATION

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Filed by Mercantile Bankshares Corporation
pursuant to Rule 14a-12 of
the Securities and Exchange Act

     The following was published by Mercantile Bankshares Corporation on October 22, 2006.

Dear Friends of Mercantile:

As you know by now, Mercantile announced on October 9th that, subject to receipt of regulatory and other approvals, it will merge with The PNC Financial Services Group in the first quarter of 2007. On behalf of the employees in our 241 banking offices across the region, I am writing to share additional information with you about the merger.

First of all, this was a difficult decision for the leadership of the company to make. I am incredibly proud of the rich history of Mercantile and the exceptional professionals who serve you, our customers. It was only after very careful consideration that we decided combining with PNC was in the best interests of our shareholders, customers, employees and communities that we serve.

PNC has very few branches in the markets in which Mercantile now operates. That means all of our customers will continue to do business with familiar faces. PNC shares our commitment to relationship banking and to delivering first-class service at a local level.

PNC has a broader and deeper range of products than Mercantile currently offers. These will enable us to serve both our commercial and retail customers more effectively. For example, PNC recently announced that it will offer its customers access to free ATMs worldwide. And that’s just a start.

Finally, PNC shares Mercantile’s heritage of strong support for its local communities. In addition to its significant charitable giving and community investment, PNC has agreed to donate $25 million to Mercantile’s charitable foundation.

We are committed to making this combination as seamless as possible for our customers. Mercantile has served the region for more than 140 years. Throughout that time, we’ve worked hard to grow in a way that benefits our shareholders as well as our customers, employees and the communities in which we do business. We look forward to continuing to serve your financial needs in this new chapter of Mercantile’s long history.

Best regards,

/s/ Ned Kelly

Ned Kelly
Chairman, President and Chief Executive Officer
Mercantile Bankshares Corporation

Mercantile Bankshares Corporation will file a proxy statement concerning the merger with the Securities and Exchange Commission. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC’s web site, www.sec.gov, Mercantile’s web site, www.mercantile.com/invest/sec.html, or by calling Mercantile at 410-347-8039. The directors, executive officers, and certain other members of management and employees of Mercantile are participants in the solicitation of proxies in favor of the merger from Mercantile shareholders. Information about such participants is included in the 2006 annual meeting proxy statement filed with the SEC on March 29, 2006 and additional information regarding their interests will be included in the proxy statement and other documents filed with the SEC when they become available.